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Subject Company: Extended Systems Incorporated
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The following is a list of frequently asked questions distributed by Sybase, Inc. on July 29, 2005 in connection with the merger and other transactions contemplated by the Agreement and Plan of Merger, dated July 28, 2005, by and among Sybase, Inc., Ernst Acquisition Corporation and Extended Systems Incorporated.

Extended Systems Acquisition — Analyst FAQ
July 29, 2005
Overview
Sybase is announcing it has entered into a definitive agreement to acquire acquisition of Extended Systems. Extended Systems is a leading mobile technology provider with a broad portfolio of mobile software and services.
Following the closing of the proposed acquisition, Sybase expects to integrate Extended Systems within Sybase’s iAnywhere Solutions subsidiary, led by Terry Stepien, president of iAnywhere.
This acquisition is expected to further Sybase’s Unwired Enterprise vision of securely delivering enterprise information anywhere, anytime from any location.

Questions and Answers

Q:	Why is Sybase acquiring Extended Systems?
A:	Sybase and Extended Systems believe this proposed acquisition is in the mutual interest of both companies, and both are expected to benefit from the combination of the people, products, expertise, and customer bases. Following the closing of the proposed acquisition, Extended Systems will become a part of iAnywhere, Sybase’s subsidiary that is focused on delivering mobile and embedded software solutions. Sybase is convinced that Extended Systems’ device mobility and enterprise mobile business is a key element for executing Sybase’s strategy of enabling the “Unwired Enterprise”. The concept of an Unwired Enterprise is that companies can manage and mobilize information from the data center to the point of action to securely deliver information anytime, anywhere. In addition, Extended Systems’ Advantage products are expected to strengthen Sybase’s mobile and embedded database business by bringing a strong customer base and knowledge of Delphi developers into iAnywhere.

Q:	What are the synergies between the two companies?
A:	Both companies have a strong footprint in the mobile market place. Sybase has built a strong mobile offering through both organic growth and acquisition of mobile players such as iAnywhere, Xcellenet and AvantGo. Sybase was listed as the leader in the mobile middleware space in IDC’s Worldwide Mobile Middleware report for 2004. Extended Systems has also consistently ranked very high on leadership grids for the mobile marketplace by building an impressive customer base with particular strength in Western Europe. Combining the technologies and expertise in mobility will enhance the position of the combined offering long term.

Q:	What is Sybase’s long-term business goal and how does Extended Systems fit?
A:	Sybase’s long-term mission has been clearly stated: to enable customers of all sizes to realize the “Unwired Enterprise"—where information flows freely and securely within an organization, whether workers conduct business inside the office or on the road. Sybase is fully executing that mission, and the Extended Systems acquisition is expected to provide Sybase’s customers with an essential technology platform to expand the role of synchronization and messaging in large-scale deployments. Following the closing of the proposed acquisition, Sybase looks forward to integrating the companies’ respective technologies, to welcoming members of the Extended Systems family to Sybase, and to sustaining Sybase’s position in the mobile enterprise software space.

Q:	What gap does this fill in Sybase’s current solutions?
A:	The acquisition is expected to provide Sybase with critical elements from Extended Systems’ key areas of focus. Within the mobile enterprise software, Sybase is expected to be able to extend its mobile middleware platform and enhance its customer base. Within the mobile device solutions space, Sybase is expected to benefit from Extended Systems leadership in the areas of embedded Bluetooth and IrDA systems along with an extensive customer base. Extended Systems products are expected to strengthen iAnywhere’s mobility database business with its strong customer base and Delphi expertise. Additionally, Extended Systems has an exceptionally strong presence and awareness for mobility offerings in Europe, and Sybase expects to be able to further expand Extended Systems’ channel capabilities in areas such as government, Asia/Pacific and Latin American markets. Extended Systems also has key relationships with device manufacturers such as PalmOne, Motorola, HP, Fujitsu, Mitsubishi, Johnson Controls and Visteon.

Q.	Who uses Extended Systems technology?
A.	Extended Systems boasts deployed mobile solutions in over two-thirds of Global 2000 organizations. Customers, including 20th Century Fox, Bayer, Bell Mobility, Daimler Chrysler, Electrolux, FedEx and Otis Elevator, chose Extended Systems to optimize their business processes. Extended Systems’ mobile device solutions, including Bluetooth and infrared, have been incorporated into hundreds of device types by major manufacturers including palmOne, Motorola, HP, Fujitsu, NEC, Mitsubishi, Johnson Controls and Visteon.

Q.	Where are the target markets for Extended Systems technology?
A.	Extended Systems groups their products into three areas: mobile enterprise software, mobile device solutions, and database software. Mobile enterprise software targets enterprises looking to extend their enterprise applications to mobile and wireless environments. Mobile device solutions enable mobile device manufactures and partners to integrate wireless and sync capabilities into their devices. Their database software offering is primarily targeted at Delphi developers looking to create business applications that can be deployed in mobile and remote environments.

Q:	What effect does this acquisition have on the overall market?
A:	We believe the combined company, with its enhanced, complementary product offerings and broader set of customer solutions, will become a leader in the mobile enterprise software space.

Q.	What are the financial terms of the transaction?
A.	Upon the closing of the merger, each share of Extended Systems common stock shall be converted into a right to receive $4.460847 in cash. This translates into a total diluted equity price for Extended Systems of approximately $71.3 million.

Q.	Can you provide me with some background on Extended Systems?
A.	Extended Systems was founded in 1984 and has a 21-year track record of market leadership and innovation. Traded on Nasdaq (XTND) and headquartered in Boise, Idaho with 5 global subsidiaries, Extended Systems enables enterprise organizations to streamline business processes through mobile technology. The company has approximately 2.5 million users, 2,500-plus enterprise customers in more than 51 countries, and tens of millions of mobile devices shipped with their Bluetooth and infrared technology.

Q.	Where will Extended Systems fit in with the current Sybase organizational structure?
A.	Upon completion of the acquisition, Extended Systems will be integrated with Sybase’s iAnywhere Solutions subsidiary.

Q.	How many employees does Extended Systems have?
A.	The company has 180 employees in the US and in Europe.

Q.	Do you expect reductions in staff due to redundancies?
A.	We view this acquisition as an opportunity to grow Extended Systems products, people and market opportunities. It is too early to comment on staffing requirements of the combined organization, however, we expect that the majority of employees will be integrated into the iAnywhere organization.

Q.	Will any Extended Systems or Sybase products be discontinued as a result of the acquisition?
A.	Following the closing of the proposed acquisition, our integration team will be working to determine which products best meet the needs of the market. It is too early to comment on specific product and technology roadmaps.

Q.	Will the Extended Systems product name continue to be used?
A.	Sybase has signed an agreement to acquire Extended Systems, and intends to integrate Extended Systems’ technologies into iAnywhere. During the next few months, we will review product naming for both companies.

FORWARD LOOKING STATEMENTS: Statements concerning the benefits of Sybase’s acquisition of Extended Systems, future growth and Sybase’s plans following completion of the acquisition are by nature “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of uncertainties and risks and cannot be guaranteed. Factors that could cause actual events or results to differ materially include the risk that the acquisitions may not be consummated in a timely manner, if at all, risks regarding employee relations, risks relating to shifts in customer demand, rapid technological changes, competitive factors and unanticipated delays in scheduled product availability and other risks concerning Sybase and its operations that are detailed in Sybase’s periodic filings with the SEC, including its most recent filings on Form 10-K and Form 10-Q.
Additional Information and Where to Find It
In connection with the merger, Extended Systems has agreed to file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF EXTENDED SYSTEMS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Extended Systems, 5777 North Meeker Avenue, Boise, Idaho 83713 (Telephone: 800-235-7576 ext. 6276). In addition, documents filed with the SEC by Extended Systems will be available free of charge at the SEC’s web site at http://www.sec.gov.
Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Extended Systems in connection with the transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Extended Systems with the SEC.